EXHIBIT INDEX


(a)(2)    Articles of Amendment of AXP Stock Fund, Inc. dated Nov. 14, 2002.

(h)(8) Transfer Agency Agreement between Registrant and American Express Client Service Corporation, dated May 1, 2003.

(h)(9) Class I Shares Transfer Agency Agreement between Registrant and American Express Client Service Corporation dated Nov. 13, 2003.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)       Independent Auditors' Consent.

(q)(1) Directors'/Trustees' Power of Attorney to sign Amendments to this Registration Statement dated Jan. 8, 2003.

(q)(3) Trustees' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 8, 2003 .